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
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT WHAT ACTION TO TAKE, PLEASE CONSULT YOUR STOCKBROKER, BANK MANAGER, ACCOUNTANT OR OTHER INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED ALL OF YOUR SHARES IN TELEWEST COMMUNICATIONS PLC, PLEASE SEND THIS DOCUMENT AT ONCE TO THE PURCHASER OR
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TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA, AUSTRALIA OR
JAPAN








To the Telewest shareholders and for information only to the Telewest Convertible Preference Shareholders and to participants in the Telewest share option schemes

                                                              24 April, 1998

Dear Shareholder,

PROPOSED RECOMMENDED MERGER WITH GENERAL CABLE PLC ("GENERAL CABLE") AND PRE-EMPTIVE ISSUE BY WAY OF OPEN OFFER TO RAISE APPROXIMATELY (POUND)241 MILLION

On 15 April, 1998, Telewest announced the terms of a pre-conditional cash and share offer (the "Merger Offer") to acquire the entire issued share capital of General Cable together with details of a pre-emptive issue of new Telewest shares, which will be made by way of an open offer, to finance the cash element of the Merger Offer ("the Pre-emptive Issue"). The Merger Offer and the Pre-emptive Issue are conditional, inter alia, on the approval of Telewest shareholders.

A summary description of the Merger Offer and the Pre-emptive Issue is annexed to this letter for your information. Further details of the Pre-emptive Issue and Merger Offer will be sent to you in due course in the formal documents when they are published. It is not expected that any documents will be despatched prior to June 1998.

You will see from the attached description of the Merger Offer that Stephen Davidson and Lord Griffiths had agreed to step down as directors of the Company. Lord Griffiths and Stephen Davidson have resigned as directors of the Company and Stephen Brett has been appointed to the board in place of Fred Vierra. Consequently the resolutions to reappoint Stephen Davidson, Lord Griffiths and Fred Vierra will not be proposed at the Company's annual general meeting on 8th May 1998. Instead a resolution to reappoint Stephen Brett will be proposed as part of the ordinary business to be transacted at the annual general meeting and an additional proxy form relating to his reappointment is included with this letter. A brief description of Stephen Brett is set out overleaf.

Stephen Brett, age 57, is an Executive Vice President, the General Counsel and the Secretary of Tele-communications, Inc. ("TC"), having served in these positions since January 1994. He also serves as an Executive Vice President of TCI Communications, Inc. ("TCIC"), having served in that position since October 1997. Stephen Brett served as Senior Vice President of TCIC from 1991 to October 1997 and has served as the General Counsel of TCIC since 1991. In addition, he is Vice President and the Secretary of most of TC's subsidiaries. In accordance with the terms of the Company's articles of association and an agreement among certain shareholders of the Company, Stephen Brett was designated to serve as a director of the Company by an affiliate of TC. He does not own any Telewest shares.



Yours sincerely

/s/ Gary Ames

Gary Ames
Chairman


















THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OFFER AND THE PRE-EMPTIVE ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         Not for release, publication or distribution in or into Canada,
                               Australia or Japan

                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

               PROPOSED RECOMMENDED MERGER WITH GENERAL CABLE PLC
         ("GENERAL CABLE") AND PRE-EMPTIVE ISSUE BY WAY OF OPEN OFFER TO
                     RAISE APPROXIMATELY (POUND)241 MILLION

HIGHLIGHTS

* On 29 March, 1998, Telewest and General Cable announced that merger discussions between their two companies were at an advanced stage that could lead to a recommended offer being made by Telewest for the entire issued share capital of General Cable.

* The boards of Telewest and General Cable now announce that they have agreed the terms of a proposed merger which will strengthen the strategic position of the combined group as a leading cable operator in the UK with interests in 43 franchises covering approximately 5.8 million homes.

* The combined group will be chaired by Gary Ames, Chairman of U S WEST International Holdings, Inc.

* The merger will be achieved by way of a recommended offer by Telewest for all General Cable shares under which:

         - holders of General Cable shares will be offered 1.243 new Telewest shares and 65 pence in cash for every General Cable share held; and

         - holders of General Cable ADSs will be offered 6.215 new Telewest shares and 325 pence in cash for every General Cable ADS held.

* Based on Telewest's closing share price of 88.5 pence on 14 April, 1998, being the last dealing day prior to this announcement, the Merger Offer values each General Cable share at 175 pence, each General Cable ADS at $14.60(1) and the whole of General Cable's issued share capital, fully diluted for the exercise of all outstanding options, at approximately (pound)649 million.



(1) Exchange rate of (pound)1 = $1.669

* The cash element of the Merger Offer will be financed through a pre-emptive issue, by way of an open offer, of approximately 261 million new Telewest shares at a price of 92.5 pence per share. U S WEST, TINTA and Cox have agreed to subscribe for their full allocation of new Telewest shares under the Pre-emptive Issue and to subscribe for any new Telewest shares not subscribed for by other Telewest shareholders.

* General Utilities Holdings Limited, a subsidiary of CGE, has irrevocably undertaken to accept the Merger Offer in respect of its holding of 146,785,916 General Cable shares, representing approximately
         40.2 per cent. of General Cable's issued share capital.

* The Merger Offer and the Pre-emptive Issue are conditional, inter alia, on the approval of Telewest shareholders.

* U S WEST, TINTA, Cox and SBC International, Inc. have undertaken to General Cable to vote (to the extent permitted by applicable law) in favour of all resolutions to be proposed at the extraordinary general meeting of Telewest to be convened in connection with the Merger Offer and the Pre-emptive Issue.

*        The posting of the Merger Offer Document is pre-conditional on:

         - the completion of Telewest's financing and the obtaining of appropriate financing consents for the purposes of making the Merger Offer (including, if necessary, any financing or financing consents required to implement the potential acquisition of Birmingham Cable shares); and

         - Telewest having obtained confirmation that either General Cable's existing financing and leasing facilities will continue to be available following completion of the Merger Offer or that Telewest will be able to re-finance such facilities.

         A further announcement will be made as soon as practicable following the satisfaction or waiver of these pre-conditions, or the determination by Telewest that one or both of the pre-conditions will not be satisfied or waived.

Commenting on the merger, Gary Ames, Chairman of Telewest, said:

"This is an excellent deal for the shareholders of both companies. The combination of Telewest and General Cable will produce a powerful force in broadband voice, video and data. The merger is expected to generate financial benefits from cost savings and operating efficiencies. We believe the combined group will be better positioned to take advantage of new product development and growth opportunities such as digital television and internet access in a period of accelerating technological change.

"This transaction addresses the strategic needs of both Telewest and General Cable. It will create a stronger platform for the enhancement of shareholder value through the delivery of superior operating performance. We believe it is the right response to the developments taking place in our industry at this time."

Commenting on the merger, Sir Anthony Cleaver, Chairman of General Cable, said:

"By completing this transaction, we believe Telewest and General Cable will become firmly established as a leading force in the broadband cable and telephone industry with a highly competitive position in the UK residential and business telephony markets. We believe Telewest's national network and our business data expertise are complementary and will enable the combined group to exploit access-based voice and data revenue potential. We expect the combination to strengthen the market position of both companies to an extent not possible individually."

This highlights section should be read in conjunction with the remaining sections of this announcement.

15 April, 1998

         Not for release, publication or distribution in or into Canada,
                               Australia or Japan

                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

               PROPOSED RECOMMENDED MERGER WITH GENERAL CABLE PLC
         ("GENERAL CABLE") AND PRE-EMPTIVE ISSUE BY WAY OF OPEN OFFER TO
                     RAISE APPROXIMATELY (POUND)241 MILLION


INTRODUCTION

On 29 March, 1998, Telewest and General Cable announced that merger discussions between their two companies were at an advanced stage that could lead to a recommended offer being made by Telewest for the entire issued share capital of General Cable.

The boards of Telewest and General Cable now announce that they have agreed the terms of a proposed merger which will strengthen the strategic position of the combined group as a leading cable operator in the UK with interests in 43 franchises covering approximately 5.8 million homes.

Subject to the satisfaction of the pre-conditions referred to below, Telewest intends to make an offer to holders of General Cable shares on the following bases:

    FOR EVERY GENERAL CABLE SHARE       1.243 NEW  TELEWEST  SHARES AND 65 PENCE
                                        IN CASH

    FOR EVERY GENERAL CABLE ADS         6.215 NEW TELEWEST  SHARES AND 325 PENCE
                                        IN CASH

Based on Telewest's closing share price of 88.5 pence on 14 April, 1998, being the last dealing day prior to this announcement, the Merger Offer values General Cable's issued share capital, fully diluted for the exercise of all outstanding options, at approximately (pound)649 million and:

* values each General Cable share at 175 pence and each General Cable ADS at $14.60(1);

* represents a premium of 60.6 per cent. to General Cable's share price at the close of business on 20 February, 1998, the last business day in London prior to the announcement by General Cable that it was in discussions which might lead to an offer; and

* represents a premium of 64.5 per cent. to General Cable's ADS price at the close of business on 19 February, 1998, the last day on which there was dealing in General Cable ADSs in New York prior to the announcement by General Cable that it was in discussions which might lead to an offer.

General Cable ADS holders may elect to receive their entitlement to new Telewest shares in the form of new Telewest ADSs (each new Telewest ADS representing ten new Telewest shares).

RATIONALE FOR THE MERGER

The UK cable industry is currently undergoing significant structural change. Recent corporate activity has highlighted the potential commercial benefits available from consolidation, principally economies of scale together with increased purchasing power and operational efficiency.


(1) Exchange rate of (pound)1 = $1.669

The boards of Telewest and General Cable believe that their businesses are complementary and that benefits will arise from combining them. In addition, the combined group will be better placed to benefit from the greater scale and scope of its operations.

The combination of Telewest and General Cable will strengthen the combined group's position as a leading provider of voice, video and data services. The combined group is expected to have a stronger competitive position than either of its constituent companies as a provider of packaged services for residential and business customers within its franchises. With a national network and local broadband access to approximately 24 per cent. of all UK households, the combined group is expected to be a more powerful competitor in business and residential markets.

The main benefits of the merger are expected to include:

* positioning the combined group to deliver advanced business data services, digital television and high speed internet access using its broadband network;

* producing incremental revenue from delivering integrated services to residential market segments across a larger subscriber base;

* achieving cost savings and scale economies which are expected to arise from reducing interconnect and programming costs, consolidating network operations and maintenance, and removing duplicate overheads; and

* developing the combined group's business telephony capabilities using General Cable's proven expertise in this area and servicing the wholesale telephony market.

Residential customers

The combined group will exploit its position as a broadband local access provider to offer competitive and flexible packages of telephony and cable television services. It is also expected to benefit from increasing residential use of broadband services, e.g. home working, education and internet access.

The combined group expects to be able to negotiate more favourable programming arrangements which should improve the performance of its cable television operations, facilitate the introduction of more flexible customer offerings and reduce its reliance on dominant suppliers of programming. In addition, larger franchise clusters will permit more cost effective use of local radio and newspaper advertising and reducing interconnect and termination costs through the greater usage of the combined group's network by its customers.

Business customers

The combined group aims to increase penetration of business markets with a range of facilities-based network services including local, national and international voice and data services and internet services.

The application of General Cable's specialised focus on business telephony is expected to make the combined group more competitive in the market for larger business customers and accelerate the development of the data product offering to the combined group's customer base.

With the emergence of new services requiring greater bandwidth, the combined group believes the market for wholesale telecommunications services will continue to expand. The combined group plans to exploit the bandwidth capacity of its national network with a view to becoming a substantial provider of services to the wholesale market.

Advanced networks

The combined group's local distribution network consists of more than 20,000 miles of plant passing 3.9 million homes. The network architecture benefits from a deep penetration of fibre optic cable typically down to a cluster of 500 homes. The combined group will benefit from an operational national network which will link all of the combined group's regional locations. The combined group's advanced network positions it well for broadband services, including impulse pay-per-view, high speed internet and data services and digital.

The combined group will benefit from an operational national network which will link all of the combined group's regional locations. The network is currently 80 per cent. complete and should be finished in August 1998.

The combined group's franchises

As at 31 December, 1997, on a pro forma basis, the combined group would have included approximately 5.8 million equity homes and the combined group's network would have passed approximately 3.9 million of these equity homes. As at 31 December, 1997, on a pro forma basis, the combined group would have had approximately 849,000 equity cable television customers, 1,103,000 equity residential telephone lines and 167,000 equity business telephone lines.

Reflecting the advanced state of the network build in both companies' franchises, as at 31 December 1997, the combined group would have been approximately 65 per cent. built out.

Telewest has previously stated that an element of its strategy is to pursue strategic franchise acquisitions (and clusters) in the UK if attractive opportunities become available. Following the announcement of NTL's proposed acquisition of Comcast, Telewest has initiated the process governing the exercise of its pre-emption rights in respect of Comcast's 27.45 per cent. interest in Birmingham Cable. In addition, Telewest intends to initiate the process governing the exercise of its pre-emption rights in respect of Comcast's 50 per cent. interest in Cable London if NTL's proposed acquisition of Comcast is completed.

FURTHER DETAILS OF THE MERGER OFFER

Mix and Match Election

General Cable shareholders and ADS holders who validly accept the Merger Offer may elect to vary the proportions in which they receive new Telewest shares and cash in respect of their shareholdings and ADS holdings to the extent that other General Cable shareholders make reciprocal elections. However, the total number of new Telewest shares to be issued under the Merger Offer and the total amount of cash to be paid out under the Merger Offer will not be varied as a result of the Mix and Match Election. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis.

Pre-conditions and conditions

The posting of the Merger Offer will be pre-conditional upon:

1) the completion of Telewest's financing and the obtaining of appropriate financing consents for the purposes of making the Merger Offer (including, if necessary, any financing or financing consents required to implement the potential acquisition of the Birmingham Cable shares as described in the section entitled "Birmingham Cable"); and



2) the refinancing of existing financing and leasing facilities of the members of the General Cable Group, or the waiver and amendment by the providers of such facilities of their rights to withdraw and/or accelerate such facilities in the event of an acquisition of General Cable by Telewest, in each case on terms overall materially no less favourable to those currently applying to such facilities, and in each case upon such waiver and amendment becoming effective after the satisfaction of any conditions precedent thereto.

Telewest reserves the right to waive either or both of the pre-conditions above, in whole or in part.

The Merger Offer will be made on the terms and subject to the Conditions which will be included in the Merger Offer Document.

The Merger Offer and the Pre-emptive Issue, together with various matters relating thereto, are subject to the approval of Telewest shareholders. Telewest intends to convene an extraordinary general meeting on or about the date 30 calendar days after the posting of the Merger Offer Document to consider the matters necessary or incidental to implement and effect the Merger Offer and the Pre-emptive Issue. Details regarding the meeting and the matters to be considered will be contained in documents to be sent to Telewest shareholders in due course.

Irrevocable commitments

General Utilities Holdings Limited, a subsidiary of CGE, has irrevocably undertaken in respect of its holding of 146,785,916 General Cable shares, representing approximately 40.2 per cent. of General Cable's issued share capital:

*        to accept the Merger Offer; and

* to vote in favour of resolutions at any meeting of General Cable's shareholders in connection with any sale of its interest in Birmingham Cable to Telewest.

U S WEST, TINTA, Cox and SBC have undertaken to General Cable to vote (to the extent permitted by applicable law) in favour of all resolutions to be proposed at the extraordinary general meeting of Telewest to be convened in connection with the Merger Offer and the Pre-emptive Issue.

Recommendations

The directors of General Cable, who have been so advised by BT Wolfensohn, their financial adviser, consider the terms of the Merger Offer to be fair and reasonable. In providing advice to the directors of General Cable, BT Wolfensohn has taken into account the General Cable directors' commercial assessments.

The directors of General Cable unanimously intend to recommend General Cable shareholders to accept the Merger Offer as they intend to do in respect of their own beneficial holdings.

The directors of Telewest unanimously intend to recommend Telewest shareholders to vote in favour of the resolutions relating to the Merger Offer and the Pre-emptive Issue at the appropriate extraordinary general meeting as they intend to do in respect of their own beneficial holdings.

PRE-EMPTIVE ISSUE

In order to fund the cash element of the Merger Offer, Telewest proposes to make the Pre-emptive Issue, by way of an open offer, to Qualifying Telewest shareholders inviting them to subscribe for new Telewest shares. U S WEST, TINTA and Cox have each undertaken to take up their full entitlement for new Telewest shares under the Pre-emptive Issue and have also undertaken to subscribe for any remaining new Telewest shares not taken up under the Pre-emptive Issue in accordance with the terms of the Subscription Agreement.

It is envisaged that the Pre-emptive Issue will be made, at the time the documentation relating to the Merger Offer is posted, on the basis of 13 new Telewest shares for every 71 Telewest shares or Telewest Convertible Preference shares held at the close of business on the Record Date. Approximately 261 million new Telewest shares are to be issued under the Pre-emptive Issue at a price of 92.5 pence per share, raising a total cash amount of approximately (pound)241 million (before expenses). Completion of the Pre-emptive Issue will be conditional upon the approval of Telewest shareholders and the Merger Offer having become, or been declared, unconditional in all respects.

Qualifying Telewest shareholders should be aware that the Pre-emptive Issue is not a rights issue. Entitlements to new Telewest shares will not be transferable and those not applied for under the Pre-emptive Issue will not be sold in the market for the benefit of those who do not apply for them. The rights of Qualifying Telewest shareholders to apply to take up new Telewest shares under the Pre-emptive Issue will lapse if they are not exercised.

The new Telewest shares issued pursuant to the Pre-emptive Issue will rank pari passu in all respects with the existing Telewest shares, including the right to receive all dividends and other distributions declared, made or paid thereafter.

Further information on the Pre-emptive Issue will be announced in due course.

INTER-SHAREHOLDER AGREEMENTS

Telewest has entered into a new relationship agreement with members of the U S WEST, TINTA, Cox and SBC groups to govern certain aspects of the relationship between Telewest and these shareholder groups once the Merger Offer becomes or is declared wholly unconditional. The Relationship Agreement broadly reflects the arrangements which are already in place between Telewest, U S WEST, TINTA, Cox and SBC under the various agreements entered into at the time of flotation of Telewest in 1994 and its merger with SBC CableComms UK in 1995. Under the Relationship Agreement, Telewest agrees, inter alia, that it will not undertake any of the following without the written consent in advance of U S WEST and
TINTA:

* any material acquisition or disposal outside the ordinary course of business;

* borrowing or granting of security in excess of (pound)50 million in aggregate;

*        any new issues of shares;

*        the appointment or removal of Telewest's Chief Executive Officer; and

* an increase in the size of the board of Directors to greater than 14 members.

Telewest has also agreed that the directors it appoints shall be individuals that are reasonably acceptable to U S WEST and TINTA. The agreement of U S WEST and TINTA in relation to the above matters will only be required so long as that shareholder retains a holding of 15 per cent. or more of Telewest's voting shares.

It is also proposed that amendments will be made to the articles of association of Telewest to reflect the revised arrangements which have been agreed between Telewest and such shareholders. These amendments will require, and the Relationship Agreement is conditional on, the approval of Telewest shareholders at the extraordinary general meeting referred to above.


CAPITAL STRUCTURE

Subject to maintaining at least 25 per cent. of Telewest's issued share capital in public hands, it is proposed that U S West, TINTA, Cox and SBC will convert their entire respective holdings of Telewest Convertible Preference shares into new Telewest shares. Conversion of all such shares would result in the issue of 496,066,708 new Telewest shares.

Full acceptance of the Merger Offer, completion of the Pre-emptive Issue and Conversion, assuming no exercise of options under the General Cable share option schemes or the issue of any other General Cable shares before the Merger Offer closes, would result in the issue of approximately 1,206 million new Telewest shares, representing approximately 130 per cent. of Telewest's existing issued ordinary share capital.

Following the Merger Offer, Pre-emptive Issue and Conversion, and assuming the exercise of all options under the General Cable share option schemes, existing Telewest shareholders would hold approximately 79 per cent. and existing General Cable shareholders approximately 21 per cent. of the then issued ordinary share capital of the combined group.

INFORMATION ON TELEWEST

Telewest is a leading provider of cable television and residential and business cable telephony services in the UK. It owns and operates 28 cable franchises and has minority equity interests in three UK cable operators which own and operate nine additional franchises. With approximately 4.4 million equity homes as at 31 December, 1997, Telewest's total represents approximately 26 per cent. of franchise UK homes.

Telewest provides a wide variety of cable television, cable-telephony and on-line services. Such services are provided over a hybrid fibre-coaxial (i.e. high capacity broadband) network which has been designed to enable Telewest to provide customers with a wide range of interactive and integrated entertainment, telecommunications and information services as they become available. Telewest currently provides analogue services over the network and expects to begin introducing digital services in one franchise by the end of 1998. Such digital services may include pay-per-view programming, near-video-on-demand, cable television internet access, electronic mail, home shopping and banking.

In addition to the construction of a hybrid fibre-coaxial network in each of its franchises, Telewest is developing an inter-franchise network to link the individual networks which will carry voice, data and video traffic between the franchises. The inter-franchise network is currently approximately 80 per cent. built and is scheduled to be completed by August 1998.

In the year ended 31 December, 1997, Telewest recorded a consolidated loss before tax of (pound)310.7 million (1996: (pound)250.9 million) on revenue of (pound)386.5 million (1996: (pound)290.3 million). Consolidated net assets at 31 December, 1997 were (pound)268.2 million (31 December, 1996: (pound)579.9 million).

INFORMATION ON GENERAL CABLE

General Cable is a leading participant in the UK telecommunications industry, providing telecommunications services to the business community and both telephone and cable television services to the residential market. The group, through its interests in The Cable Corporation, Yorkshire Cable and Birmingham Cable has a presence in nine franchise areas in three of the major markets in the UK covering approximately 1.7 million homes, representing approximately 7 per cent. of all currently franchised UK homes.


The Cable Corporation, Yorkshire Cable and Birmingham Cable build, lease and operate integrated broadband communications networks, which are based in the local loop. Each network is constructed using fibre optic broadband technology which provides high transmission capacity for the delivery of voice, data, video and entertainment services. Each franchise generates three principal sources of revenue in business telecommunications, residential telecommunications and cable television from one integrated network.

The acquisition of Imminus Limited on 13 March, 1997 has enabled General Cable to expand the products offered to the business community to include managed data network services. In addition General Cable has a national PTO (Public Telecommunications Operator) licence through General Telecom, its national business telecoms arm.

Earlier today, General Cable announced preliminary results for the year ended 31 December, 1997, which showed a consolidated loss on ordinary activities before tax and reorganisation costs of (pound)52.3 million (1996: loss of (pound)29.8 million) on turnover of (pound)111.8 million (1996: (pound)55.7 million). Consolidated net assets at 31 December, 1997 were (pound)202.3 million (31 December, 1996: (pound)317.5 million).

BOARD AND MANAGEMENT

The following changes to the board of Telewest are being made with immediate effect:

* Fred Vierra, a TINTA nominated director, is stepping down as Chairman and from the board. Gary Ames, Chairman of U S West International Holdings, Inc. and an existing non-executive director of Telewest, has been elected Chairman of Telewest with immediate effect;

* After five and a half years with Telewest and having recently led the Company through a major restructuring and to the announcement of the present Merger Offer, Stephen Davidson has decided that it is appropriate to step down as Chief Executive Officer and from the Telewest board. He will be replaced as Chief Executive Officer on an interim basis by David Van Valkenburg, currently Chief Operating Officer of Telewest, pending a search for a new Chief Executive Officer;

* Stephen Brett, Executive Vice President, Secretary and General Counsel of Tele-Communications, Inc. has been appointed to the board in place of Fred Vierra as a TINTA nominated director; and

* Lord Griffiths is stepping down as a non-executive director in order to make way for the appointment in due course of a General Cable nominee as a non-executive director.

The board of Telewest wishes to place on record its appreciation of the significant leadership and service shown by Fred Vierra, Stephen Davidson and Lord Griffiths during a key period of development for Telewest.

It is intended that the board of the combined group should initially consist of 14 directors comprising seven non-executive directors (designated by U S WEST, TINTA, Cox, SBC and CGE), four executive directors (to include an executive member of the General Cable board) and three independent non-executive directors (to include a nomination from the General Cable board).

EMPLOYEES

Existing employment rights, including pension rights, of employees of both Telewest and General Cable and their respective subsidiaries will be fully safeguarded.


OFFER PERIODS

On 23 January, 1998, U S WEST indicated that it was considering its options with respect to Telewest, which included the possibility of increasing its stake in the company. Telewest has been informed that U S WEST has no current intention of making any purchase of shares in Telewest which would result in a requirement for an offer to be made for the company.

SETTLEMENT, LISTING AND DEALING

Application will be made to the London Stock Exchange for the new Telewest shares to be admitted to the Official List, and application will be made for the quotation of the new Telewest ADSs on NASDAQ.

Further details on settlement, listing and dealing will be included in the documents to be sent to Telewest and General Cable shareholders in due course.

DOCUMENTS

A circular summarising the background to and reasons for the Merger Offer, including a notice convening an extraordinary general meeting of Telewest, together with documentation relating to the Pre-emptive Issue and, for information only, the Merger Offer, will be sent to Telewest shareholders once regulatory approval for the documentation has been obtained in both the UK and the US.

It is intended that the formal Merger Offer Document will be despatched to General Cable shareholders once regulatory approval for the documentation has been obtained in both the UK and the US.

It is not expected that any documents will be despatched prior to June 1998.

BIRMINGHAM CABLE

General Cable has approximately a 45.0 per cent. interest in the share capital of Birmingham Cable. Telewest has approximately a 27.5 per cent. interest in Birmingham Cable as does Comcast. Telewest Holdings Limited ("THL") and Comcast are parties to an agreement (the "Co-Ownership Agreement") which regulates THL's and Comcast's holdings of shares in Birmingham Cable. As a consequence of NTL's proposed merger with Comcast, announced on 5 February, 1998, THL has the right (which, subject to price and available financing, it proposes to exercise) to acquire Comcast's holding of shares in Birmingham Cable whereupon it also has the right to terminate the Co-Ownership Agreement. If the Co-Ownership Agreement is not terminated prior to the Merger Offer becoming unconditional, THL would be willing to undertake to Comcast to procure that General Cable would, once Telewest had acquired control, offer to sell to Comcast up to fifty per cent. of its holding in Birmingham Cable (less any shares representing the interests of the minority shareholders in Birmingham Cable), without prejudice to THL's rights of pre-emption under the Co-Ownership Agreement. If Comcast is unwilling to accept THL's undertaking prior to the Merger Offer becoming unconditional (and if no alternative acceptable to THL and Comcast can be found), then General Cable has undertaken, subject to compliance by THL with certain specified procedures, to offer its holding of Birmingham Cable shares, for sale pursuant to Birmingham Cable's Articles of Association at an aggregate consideration of (pound)100 million, such sale to be completed prior to the Merger Offer becoming unconditional. Any such sale shall be subject to any approval required by General Cable shareholders and General Utilities Holdings Limited has undertaken to vote in favour of any resolution required to obtain such approval.



GENERAL

Fractions of new Telewest shares will not be allotted or issued to persons accepting the Merger Offer but will be aggregated and sold in the market and the net proceeds of sale will not be paid to such shareholders but will be retained for the benefit of the combined group.

The General Cable shares which are the subject of the Merger Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attached thereto, including the right to receive and retain all dividends and other distributions declared, made or paid hereafter.

The new Telewest shares issued pursuant to the Merger Offer will be credited as fully paid and will rank pari passu in all respects with the existing Telewest shares, including the right to receive all dividends and other distributions declared, made or paid hereafter.

The Merger Offer will extend to any General Cable shares issued or unconditionally allotted before the date on which the Merger Offer closes (or such earlier date as Telewest may, subject to the City Code, decide). Appropriate proposals (which will include both cash cancellation and roll-over alternatives) will be made in due course to participants in the General Cable share option schemes upon the Merger Offer becoming or being declared unconditional in all respects.

The Merger Offer will lapse if the acquisition of General Cable is referred to the Monopolies and Mergers Commission before the later of 3.00 p.m. on the first closing date of the Merger Offer and the date when the Merger Offer becomes or is declared unconditional as to acceptances. In such circumstance, the Merger Offer will cease to be capable of further acceptance and persons accepting the Merger Offer and Telewest shall thereupon cease to be bound by acceptances delivered on or before the date on which the Merger Offer so lapses.

Neither Telewest, nor, so far as Telewest is aware, any person acting in concert with Telewest, owns or controls any General Cable shares or has any option to acquire any General Cable shares, other than as set out herein.

The Merger Offer will not be made, directly or indirectly in, nor is the Merger Offer capable of acceptance from, Canada, Japan or the Commonwealth of Australia, its territories or possessions ("Australia") or by use of the mails of, or by any means or instrumentality of inter-state or foreign commerce of, or any facilities of a national securities exchange of, Canada, Japan or Australia and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada, Japan or Australia. This includes, but is not limited to, the post, facsimile transmission, telex and telephones. Accordingly, copies of this document and the Merger Offer documents are not being, and must not be, mailed or otherwise distributed or sent in or into, Canada, Japan or Australia. Persons receiving such documents, (including custodians, nominees and trustees) must not distribute or send them in, into, or from Canada, Japan or Australia.

The availability of the Merger Offer to persons not resident in the UK or US may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK or US should inform themselves about and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Merger Offer Document.

If Telewest is required by the Panel to make an offer for General Cable shares under the provisions of Rule 9 of the City Code, Telewest may make such alterations to the conditions of the Merger Offer as are necessary to comply with the provisions of that Rule.

This announcement does not constitute an offer or an invitation to purchase or sell any securities.

The Appendix contains definitions of the terms used in this announcement.


15 April, 1998

--------------------------------------------------------------------------------

The directors of Telewest and General Cable are:

             Telewest                            General Cable

             A.G. Ames                           Sir Anthony Cleaver
             S.J. Davidson                       P.X. Galteau
             D.R. Van Valkenburg                 D.J. Miller
             C. J. Burdick                       I. Gray
             A.W.P. Stenham                      M.J.C. Villaneau
             D.J. Evans                          J.C. Banon
             Lord Borrie                         C.A. Tritt
             R.W. Shaner                         Dr G.G. Gray
             J.O. Robbins                        W.A. Rice
             S. M. Brett

The directors of Telewest accept responsibility for the information contained in this press announcement other than the information relating to the General Cable Group, the directors of General Cable and their immediate families. To the best of the knowledge and belief of the directors of Telewest (who have taken all reasonable care to ensure such is the case), the information contained in this press announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of General Cable accept responsibility for the information contained in this press announcement relating to General Cable, themselves and their immediate families. To the best of the knowledge and belief of the directors of General Cable (who have taken all reasonable care to ensure that such is the case), the information contained in this press announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of the same.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Merger Offer and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Merger Offer or the Pre-emptive Issue.

BT Wolfensohn, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for General Cable and no one else in connection with the Merger Offer and will not be responsible to anyone other than General Cable for providing the protections afforded to customers of BT Wolfensohn or for giving advice in relation to the Merger Offer.

Kleinwort Benson Securities Limited is acting as stockbroker to Telewest.

The Merger Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan.

Registration statements relating to the new Telewest shares and new Telewest ADSs to be offered in the Merger Offer and the Pre-emptive Issue will be filed with the US Securities and Exchange Commission and such securities may not be sold nor may the Merger Offer or the Pre-emptive Issue be accepted in the United States or by US persons prior to the time such registration statements become effective. The Merger Offer and the Pre-emptive Issue will be made only by means of formal offer documentation, which in the US will include a prospectus.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Telewest or of General Cable, owns or controls, or becomes the owner or controller, directly or indirectly of one per cent. or more of any class of securities of Telewest or General Cable is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the offer period.

Dealings by Telewest or by General Cable or by their respective "associates" (within the definition set out in the City Code) in any class of securities of Telewest or General Cable during the offer period must also be disclosed. Please consult your financial adviser immediately if you believe this rule may be applicable to you.

This announcement contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the US securities laws. These forward-looking statements relate to, among other things, anticipated cost savings, revenue growth, operating efficiencies and anticipated interests in equity homes as well as the plans and objectives of the combined group. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. There are a number of important factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to: the ability of Telewest successfully to integrate the General Cable business and achieve the anticipated synergies; the extent consumer preference develops for cable television over other methods of providing in-home entertainment and for the combined group as a viable alternative to British Telecommunications plc and others as a provider of telephony service; the ability of the combined group to penetrate markets and respond to changes or increases in competition (including the introduction of digital services by BSkyB or other operators) and adverse changes in government regulation; the ability of the combined group to manage growth and expansion; the ability of the combined group to improve operating efficiencies (including through cost reductions); the ability of the combined group to construct its network in a cost-efficient and timely manner; the ability of the combined group to raise additional financing if there is material adverse change in the combined group's anticipated revenues or expenses or to finance new initiatives; the extent programming is available at reasonable costs; adverse changes in the price of telephony interconnection; disruptions in supply of services and equipment; the ability of Telewest to exercise its pre-emption rights with respect to Birmingham Cable and Cable London; and the performance of affiliated companies (which are not controlled by the combined group). All subsequent written and oral forward-looking statements attributable to Telewest or General Cable or persons acting on their behalf are expressly qualified in their entirety by such cautionary statements.








                             APPENDIX - DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

"Admission"                         the admission of the new Telewest shares to
                                    the Official List becoming effective in
                                    accordance with the Listing Rules

"Birmingham Cable"                  Birmingham Cable Corporation Limited

"BT Wolfensohn"                     BT Wolfensohn, a division of Bankers Trust
                                    International PLC

"Cable London"                      Cable London plc

"CGE"                               Compagnie Generale des Eaux S.A.

"City Code"                         The City Code on Takeovers and Mergers

"closing share price"               the middle market quotation as derived from
                                    the Official List

"Comcast"                           Comcast UK Cable Partners Limited

"combined group"                    Telewest and its subsidiary undertakings and
                                    associated companies as enlarged by the
                                    merger with General Cable

"Conditions"                        the terms and conditions to which the Merger
                                    Offer is subject and which will be set out in full in the Merger Offer Document

"Conversion"                        the proposed conversion by U S West, TINTA,
                                    Cox and SBC of their entire respective
                                    holdings of Telewest Convertible Preference shares into new Telewest shares upon the Merger Offer being declared wholly unconditional

"Cox"                               Cox Communications, Inc.

"General Cable"                     General Cable PLC

"General Cable ADS holders"         holders of General Cable ADSs

"General Cable ADSs"                American Depositary Shares of General Cable,
                                    each representing five General Cable shares

"General Cable Group"               General Cable and its subsidiary
                                    undertakings

"General Cable shareholders"        holders of General Cable shares

"General Cable share option
  schemes" the General Cable Group Approved Share Option Scheme, Unapproved Share Option Scheme and 1996 Unapproved Share Option Scheme




"General Cable shares"              the existing issued and fully paid ordinary
                                    shares of (pound)1 each in the capital of General Cable and any further such shares which are unconditionally allotted or issued on or before the date on which the Merger
                                    Offer becomes or is declared unconditional as to acceptances (or such later date as Telewest may decide) including any such shares which are evidenced by ADSs

"General Telecom"                   an operating division of the General Cable
                                    Group

"Listing Rules"                     the rules and regulations made by the London
                                    Stock Exchange under the Financial Services
                                    Act 1986, and contained in the London Stock
                                    Exchange's publication of the same name

"London Stock Exchange"             London Stock Exchange Limited

"Merger Offer"                      the merger offer to be made by Schroders on
                                    behalf of Telewest to acquire all of the issued and to be issued General Cable shares on the terms and subject to the conditions to be set out in the Merger Offer Document
                                    (including, where the context permits, any subsequent revision, variation, extension or renewal thereof)

"Merger Offer Document"             the formal offer documentation to be posted
                                    by Telewest to General Cable shareholders relating to the Merger Offer

"Mix and Match Election"            an election available to accepting General
                                    Cable shareholders to vary the proportion of new Telewest shares and cash receivable under the Merger Offer to the extent that other General Cable shareholders make reciprocal elections

"NASDAQ"                            NASDAQ National Market

"NatWest Securities"                NatWest Securities Limited

"new Telewest ADSs"                 American Depositary Shares of Telewest, each
                                    representing ten new Telewest shares

"new Telewest shares"               new ordinary shares of 10 pence each in the
                                    capital of Telewest to be issued pursuant to the Merger Offer, the Pre-emptive Issue and
                                    Conversion

"NTL"                               NTL Incorporated

"Official List"                     The Daily Official List of the London Stock
                                    Exchange

"Panel"                             The Panel on Takeover and Mergers


"Pre-emptive Issue"                 the issue, by way of open offer, of
                                    approximately 261 million new Telewest
                                    shares to Qualifying Telewest shareholders

"Qualifying Telewest shareholders"  Telewest shareholders and the Telewest
                                    Convertible Preference shareholders whose names appear on the Telewest share register on the Record Date (except for certain non-US overseas shareholders)

"Record Date"                       the record date for the Pre-emptive Issue,
                                    which is expected to be announced in due course

"Relationship Agreement"            the agreement dated 15 April 1998 made
                                    between U S WEST International Holdings,
                                    Inc., U S WEST UK Cable, Inc., U S WEST
                                    Cable Partnership Holdings, Inc.,
                                    Tele-Communications International, Inc.,
                                    United Artists Programming - Europe, Inc.,
                                    Cox, Cox U.K. Communications, LP, SBC
                                    International, Inc., Southwestern Bell
                                    International Holdings (UK-1) Corporation and Telewest

"SBC"                               SBC Communications, Inc.

"Schroders"                         J. Henry Schroder & Co. Limited

"Subscription Agreement"            an agreement dated 15 April, 1998 between
                                    Telewest, U S WEST, TINTA and Cox pursuant to which U S WEST, TINTA and Cox have undertaken to take up their full entitlement for new Telewest shares under the Pre-emptive Issue and have also undertaken to subscribe for any remaining new Telewest shares not taken up under the Pre-emptive
                                    Issue

"Telewest" or "Company"             Telewest Communications plc

"Telewest ADS holders"              holders of Telewest ADSs

"Telewest ADSs"                     American Depositary Shares of Telewest, each
                                    representing ten Telewest shares

"Telewest Convertible Preference
     shareholders"                  the holders of Telewest Convertible
                                    Preference shares

"Telewest Convertible Preference
     shares" convertible preference shares in the capital of Telewest which are owned by U S West, TINTA, Cox and SBC and which are convertible into Telewest shares on the basis of one Telewest share for every convertible preference share

"Telewest Group"                    Telewest and its subsidiary undertakings

"Telewest shareholders"             the holders of Telewest shares

"Telewest shares"                   ordinary shares of 10 pence each in the
                                    capital of Telewest

"The Cable Corporation"             The Cable Corporation Limited

"THL"                               Telewest Holdings Limited, a subsidiary of
                                    Telewest

"TINTA"                             Tele-Communications International, Inc.

"United Kingdom" or "UK"            the United Kingdom of Great Britain and
                                    Northern Ireland

"US" or "United States"             the United States America, its territories
                                    and possessions, any state of the United
                                    States and the District of Columbia

"U S WEST"                          U S WEST, Inc.

"Yorkshire Cable"                   The Yorkshire Cable Group Limited


For the purposes of this announcement, "subsidiary", "subsidiary undertaking" and "associated undertaking" have the respective meanings given by the Companies Act 1985.

                           Telewest Communications plc
                              ADDITIONAL PROXY CARD

I/We ...........................................................................

of ........................................................................being the  holder(s)  of  Ordinary  Shares of 10 pence each in Telewest Communications plc (the "Company") hereby appoint the Chairman of the meeting or ..............

 ............................................................................ of

 ...............................................................................

or my/our proxy to vote in my/our name(s) and on my/our behalf at the Annual General Meeting of the Company to be held on Friday, 8 May 1998 at 10.00 am at The Grocers' Hall, Princes Street, London EC2R 8AD and at any adjournment thereof and I/we direct the proxy to vote in respect of the resolution to be proposed at the meeting as indicated herein.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

--------------------------------------------------------------------------------
ORDINARY RESOLUTION                                    FOR        AGAINST
--------------------------------------------------------------------------------

To reappoint Mr S.M. Brett as a Director               [ ]          [ ]
--------------------------------------------------------------------------------


NAME(S) OF SHAREHOLDER(S) IN BLOCK CAPITALS

 ................................................................................

DATED...........................   SIGNED.......................................


Notes:

1. Please indicate how you wish your vote to be cast by inserting an "X" in the appropriate box.
2. A holder of Ordinary Shares entitled to attend and vote at the meeting is also entitled to appoint one or more proxies to attend and vote instead of the shareholder. A proxy need not be a shareholder of the Company, in the event that you wish to appoint a person other than the Chairman as your proxy, delete the reference to the chairman and insert the name and address of the person you wish to appoint in the space provided.
3. This form of proxy must be executed by the appointor or his/her duly constituted attorney or, if the appointor is a company, under its seal or under the hand of its duly authorised offer or attorney or other person authorised to sign.
4. In the case of joint holders of the Ordinary Shares the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the register of shareholders.
5.  Any alteration made to this Proxy Card should be initialled.
6. To be effective this Proxy Card and any authority under which it is executed (or a notarially certified copy of each authority) must be deposited at Lloyds Bank plc, Registrar's Department, The Causeway, Worthing, West Sussex, England BN99 6DB not less than 48 hours before the time of the Annual General Meeting. Completion and return of this Proxy Card will not preclude a shareholder from attending and voting in person at the meeting.
7. IF THIS PROXY CARD IS RETURNED DULY SIGNED BUT WITHOUT AN INDICATION AS TO HOW THE PROXY MUST VOTE ON A PARTICULAR RESOLUTION, THE PROXY WILL VOTE OR ABSTAIN AT HIS DISCRETION.


                            Printed in London I38328

Lloyds Bank plc
Registrar's Department
The Causeway
Worthing
West Sussex
England
BN99 6DB